Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

SVF Investment Corp. 3

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Class A Common Stock	Other	10,398,033(1)	$9.96	$103,564,408.68	0.0000927	$9,600.42
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
Total Offering Amounts
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$9,600.42

(1)

Represents the number of shares of Class A common stock of the Post-Combination Company (as defined in the final proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”)) that may be issued upon exchange of 10,398,033 units in New Symbotic Holdings (as defined in the proxy statement/prospectus) and an equal number of shares of the Post-Combination Company’s Class V-1 common stock, par value $0.0001 per share, or Class V-3 common stock, par value $0.0001 per share, as applicable, to be issued to unitholders of Warehouse Technologies LLC upon consummation of the Business Combination (as defined in the proxy statement/prospectus) with respect to the increase in aggregate consideration as a result of the exercise of vested warrant units by Walmart Inc. on May 20, 2022, as further described in the proxy statement/prospectus.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of SVF Investment Corp. 3 Class A ordinary shares on the Nasdaq Capital Market on May 20, 2022 ($9.96 per share), in accordance with Rule 457(f)(1).